Exhibit 10.1

Date: 21 April 2010

Ascot Environmental Limited

UK Capital Ventures Holdings Limited

Waste2Energy Engineering Limited

Waste2Energy Group Holdings PLC

Waste2Energy Technologies International Limited

Master Supply Agreement

Field Fisher Waterhouse LLP 35 Vine Street London EC3N 2AA

i

24.	Invalidity	30

25.	Notices	31

26.	Variation	32

27.	Costs	32

28.	Waiver	32

29.	Entire Agreement	32

30.	Third Party Rights	32

31.	Jurisdiction	32

32.	Governing law	33

Schedule 1		36

Schedule 2		40

Schedule 3		44

Schedule 4		46

Schedule 5		47

Schedule 6		57

Schedule 7		59

ii

THIS AGREEMENT is made this 21 day of April 2010

BETWEEN:

(1)                                 ASCOT ENVIRONMENTAL LIMITED a company registered in England and Wales (Company Registration No. 03716462) whose registered office is at Brazennose House West, Brazennose Street, Manchester, M2 2FE, England) (“AEL)”;

(2)                                 UK CAPITAL VENTURES HOLDINGS LIMITED a company registered in England and Wales (Company Registration No. 03721627) whose registered office is at Regency House, 45-51 Chorley New Road, Bolton, Lancashire BL1 4QR (“UCVHL”);

together the “Purchaser” and

(3)                                 WASTE2ENERGY ENGINEERING LIMITED a company registered in Scotland (Company Registration No. SC360321) of Hestan House, Crichton Business Park, Bankend Road, Dumfries, DG1 4TA, United Kingdom (“WEL”);

(4)                                 WASTE2ENERGY GROUP HOLDINGS PLC a company registered in Isle of Man (Company Registration No. 003803V) whose registered office is at Stanley House, Lord Street, Douglas IM1 2BF (“WGH”);

(5)                                 WASTE2ENERGY TECHNOLOGIES INTERNATIONAL LIMITED a company registered in Isle of Man (Company Registration No. 003615V) whose registered office is at Stanley House, Lord Street, Douglas IM1 2BF (“WTIL”);

together the “Supplier” and each of the Purchaser and Supplier is a “Party” and together “the Parties”.

RECITALS:

(A)                             The Purchaser comprises of specialist environmental engineering companies involved in construction lead solutions to waste and recycling issues and problems.

(B)                               The Supplier comprises of companies involved in the licensing of processes and the supply of certain equipment for waste and energy plants.

(C)                               The Purchaser is familiar with the software and equipment of the Supplier under a Gasification Contract between Ascot Environmental Limited and W2E (IOM) Limited dated 10 November 2008 (the “Gasification Contract”) which has been entered into by all related Group companies to the Purchaser and the Supplier.

(D)                              The Purchaser wants to design, build and operate waste to energy plants and to purchase certain licences, software, services and equipment from the Supplier on the terms and conditions set out in this Agreement.

NOW IT IS AGREED as follows:

1.                                     Definitions and Interpretation

1.1                                The following terms have the meanings set out below, unless the context requires otherwise:

“Agreement”

means this Agreement including its Clauses and Schedules as amended from time to time and includes any document (including, without limitation, any Order) which amends any of the terms of this Agreement;

“Actual Purchase Order”	means as defined in Clause 2.3;

“Business Day”	means any day other than a Saturday, a Sunday or a day which is a statutory bank holiday in England and Wales;

“cBOS™”	Continuous Batch Oxidisation System which is the brand used by the Supplier for the Equipment and Software to be supplied under this Agreement;

“cBOS™ Gasification Train”	means all the Equipment set out in Schedule 2;

“Commencement Date”	means the date of this Agreement;

“Commissioning Services”	means as defined in Schedule 2;

“Commissioning Certificate”	means the certificate confirming that the Commissioning Tests have been satisfied and the criteria set out in Schedule 5 have been satisfied;

“Commissioning Test”	means the commissioning test for the Equipment as described in Clause 10;

“Compensation Event”	means one or more of the events described in

Clauses 9.8(a) to 9.8(i);

“Competitor”	means a Person involved in any of the design, build, financing, operation and maintenance of waste gasification plant or equipment;

“Confidential Information”	means as defined in Clause 22.1;

“Construction Completion Report”	has the meaning given to it in Clause 10.3;

“Charges”	means the fees and charges set out in Schedule 3, as adjusted in accordance with this Agreement;

“Cross Over Ductwork”	means as defined in Schedule 2;

“Dargavel Take Over Certificate Date”	means the date of issuing of the Take Over Certificate as defined in and specified in Schedule 9 of the Gasification Contract;

“Delivery Date”	means the date for delivery of the Equipment as set out in the Order as adjusted from time to time in accordance with this Agreement;

“Delivery Location”	means as defined in Clause 11.1;

“Design Fee”	means as defined in Schedule 3;

“Design Services”	means as defined in Schedule 2;

“Disclosing Party”	means as defined in Clause 22.1;

“Dispute”	means any dispute, issue or claim arising out of or in connection with this Agreement;

“Equipment”	means the equipment set out in Schedule 2 which is the subject of an Order provided by the Supplier and the Software;

“Equipment Cost”	has the meaning given to it in Schedule 3;

“Factory Acceptance Certificate”	means as defined in Clause 10.2;

“Factory Acceptance Test “	means the tests described in Schedule 6;

“Force Majeure Event”	means as defined in Clause 17.3;

“Gasification Area”	the location within the Waste to Energy Facility of the Primary Gasification Chambers;

“Gasification Contract”	means as defined in the recitals to this Agreement;

“Group”	in relation to a company means that company, its subsidiaries, its Holding Companies and their subsidiaries;

“Holding Company”	has the meaning given in section 1159 of the Companies Act 2006;

“ID Fan”	means the induced draft fan described in Schedule 2;

“Intellectual Property Rights”

include copyrights, registered designs, patents, trade marks, service marks, design rights (whether registered or unregistered), applications for any of the above, rights to extract data, trade secrets, rights of confidence and all other similar rights recognised in any part of the world;

“Liquidated Damages”	means as defined in Clause 14.1;

“LIBOR”	means the rate per annum being the offered rate for six month sterling deposits in the London interbank market;

“Licence Fee”	means as defined in Schedule 3;

“Minimum Purchase Order”	means as defined in Clause 2.1;

“Month”	is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month;

“Non-Severable Improvements

improvements, enhancements, modifications, or developments of the Intellectual Property Rights of the Supplier or any Equipment, Software, products or processes protected thereby which cannot be exploited without infringing the Intellectual Property Rights of the Supplier,;

“Order”	means an order for either Equipment or Services (or both) which has been issued and accepted in accordance with Clause 7 below, as amended from time to time by the Parties;

“Performance Specification”	means the performance specification set out in Part 1 of Schedule 7;

“PID”	means proportional integral derivative feedback loops for regulating process variables within the Process Control System;

“Premises”	means in relation to an Order, the location or locations for the delivery of Equipment and Software or the provision of the Services set out in that Order or as otherwise agreed;

“Primary Gasification Chamber” or “PGC”	means as defined in Schedule 2;

“Process Control System”	the Programmable Logic Controllers, the Process Control Panels and the associated software for regulating the operating parameters of the cBOS™ Gasification Train;

“Programmable Logic Controller” or “PLC”	A microprocessor controller with a programmable memory capable of handling multiple inputs and outputs to control functions used primarily within industrial process facilities;

“Process Control Panels”	A metal cabinet enclosure hard wired containing industrial control equipment including PLCs, motor controllers, relays,

switches and auxiliary devices to automate the control process;

“Project Programme Plan”	means as defined in Schedule 2;

“Receiving Party”	means as defined in Clause 22.1;

“Retail Price Index”	means the All Items Retail Price Index in the United Kingdom;

“SCADA”	means a supervisory control and data acquisition system for real time display of operational signals and recording of the same;

“Secondary Combustion Chamber” or “SCC”	means as defined in Schedule 2;

“Severable Improvements”

any improvements, enhancements, modifications, or developments of the Intellectual Property Rights of the Supplier or any Equipment, Software, products or processes protected thereby which can be exploited without infringing the Intellectual Property Rights of the Supplier,;

“Services”	means those services set out in Schedule 2;

“Site”	means the location where the Waste Facilities are to be installed by the Purchaser as set out in an Order;

“Software”	means the computer software set out in Schedule 2;

“Software Upgrade”	means an improvement, enhancement or addition in the Software to improve, enhance or add to the functionality of the process;

“Synthesis Gas Combustion Area”	means the location within the Waste to Energy Facility of the Secondary Combustion Chamber or SCC;

“Target Price”	has the meaning given to it in Schedule 3;

“Tiger Team”

means individuals provided by the Supplier as part of the Services comprising a process engineer, an electrical engineer, a software programmer and two assistants for the purposes of assisting in the Commissioning Test for the Equipment;

“Unauthorised Use”	means as defined in Clause 4.10;

“VAT”	means value added tax chargeable under the Value Added Taxes Act 1994 and any similar replacement or additional tax; and

“Waste Facilities”	means the facilities for converting waste to energy to be designed, built, financed, operated and maintained by the Purchaser.

1.2                                References in this Agreement to any enactment, act, order, regulation or other similar instrument are to be construed as a reference to that enactment, act, order, regulation or instrument as amended by any subsequent enactment, order, regulation or instrument or as contained in any subsequent re-enactment of it.

1.3                                The headings in this Agreement are for ease of reference only and in no way affect the interpretation of this Agreement.

1.4                                In the event of any conflict or inconsistency between any provision contained in this Agreement and any provision contained in any Order, the terms of the Order will prevail, but only to resolve that conflict or inconsistency.

1.5                                The singular includes the plural and vice versa, and reference to any gender includes the other genders.

1.6                                References to a “Person” includes bodies corporate and unincorporated associations of persons.

1.7                                References to this Agreement or any other agreement or document are to this Agreement or such other agreement or document as it may be varied, amended, supplemented, restated, renewed, novated or replaced from time to time.

1.8                                References to any Party to this Agreement include a reference to its successors and permitted assigns under this Agreement.

2.             Scope of this Agreement

2.1           The Purchaser shall in each period of twelve months commencing from the Dargaval Take Over Certificate Date until termination of the Agreement purchase two cBOS™ Gasification Trains to the aggregate value of at least £1.8 million which sum shall be subject to indexation in accordance with Clause 9.4 (“Minimum Purchase Order”) from the Supplier.

2.2           The Purchaser may also purchase up to eight further cBOS™ Gasification Trains and items of Equipment from the Supplier.

2.3           If the Equipment purchased by the Purchaser during  each twelve month period set out in Clause 2.1 above  (“Actual Purchase Order”) is less than the Minimum Purchase Order then, except to the extent the shortfall in purchases was caused by the Supplier’s default or by a Force Majeure Event, the Supplier shall require the Purchaser to pay the Supplier the difference between the Charges that the Purchaser would have paid the Supplier if he had ordered the Minimum Purchase Order (limited to the Design Fee, the License Fee and the 25% mark up on any costs that would have been incurred by the Supplier if the Minimum Purchase Order had been made) together with the cost of stored or dedicated materials plus the mark-up of 25% on such costs, and the Charges paid by the Purchaser to the Supplier for the Actual Purchase Order during each such twelve month period.

2.4           In consideration of the Supplier’s obligations under this Agreement, the Purchaser hereby agrees to purchase cBOS™ Gasification Trains, and Design Services, Software and Commissioning Services in relation to cBOS™ Gasification Trains as well as gasification plant and equipment for converting waste to energy only from the Supplier for use in the United Kingdom and Ireland.

2.5           All representations, warranties, undertakings, agreements, covenants, indemnities and obligations made or given or entered into by the Purchaser (or each of AEL and UVCHL) under this Agreement are assumed by AEL and UCVHL jointly and severally. All representations, warranties, undertakings, agreements, covenants, indemnities and obligations made or given or entered into by the Supplier (or each of WEL, WGH and WTIL) under this Agreement are assumed by WEL, WGH and WTIL jointly and severally.  Any act by or notice given by or event that occurs in relation to any one of such companies above comprising a Party shall be deemed to be an act by or notice given by or event occurring in relation to all such companies comprising of such Party. The giving of any notice under or in connection with this Agreement by one Party in respect of the other Party shall be deemed to be the giving of notice in respect of all of the companies comprising such other Party.

3.             Services

3.1           The Purchaser will also purchase Services from the Supplier and the Supplier hereby agrees to supply the Services subject to the availability of sufficient personnel and payment by the Purchaser of the weekly rates set out in Schedule 3.

3.2           Subject to the Purchaser paying the Licence Fee and all other applicable charges under Schedule 3, the Supplier shall also provide a Process Control System including certain Software to the Purchaser which subject to any confidentiality provisions or licence restrictions shall be the latest version released by the Supplier from time to time free of charge for the first three years and thereafter for the charges set out in Schedule 3.

3.3           The Purchaser acknowledges that the Supplier is supplying Equipment, Services and Software only for the Waste Facilities and that save for the installation of the Process Control System, the Software relating to the Programmable Logic Controllers and the  Process Control Panels and the interface of the Software relating to the Programmable Logic Controllers with the Process Control Panels, the Purchaser is responsible for all interfaces and the integration of the Equipment and Software into the Waste Facilities including all installations and interfaces up to the Process Control Panels.

3.4           The Purchaser shall provide all the additional equipment, personnel, plant and materials needed for the proper operation and functioning of the Waste Facilities outside the Gasification and Synthesis Gas Combustion areas including the plot, building, offices, yard, waste reception, waste heat recovery, electricity generation, recovered heat usage, flue gas cleaning, plant services and all grid connections as well as being responsible for all project design (save for the Design Services), site conditions, site preparation, utility and other infrastructure, permits, permissions and consents needed for the use and operation of the Waste Facilities.

3.5           The Supplier is a Supplier of the Equipment and Services only and save for the Commissioning Services and any warranties under Clause 8 has no operation and maintenance obligations relating to the Equipment, Services, Software or the Waste Facilities.

4.             Licence

4.1           Subject to payment of the Licence Fee by the Purchaser to the Supplier for each Order, the Supplier grants to the Purchaser an exclusive licence to use the Equipment and Software purchased from the Supplier only at the Site and for the customer notified to the Supplier by the Purchaser on the Order and agreed by the Supplier as part of the design, build and operation of Waste Facilities.  If the ownership of the Waste Facility changes, the new owner must acknowledge the terms of this licence and also enter into a written deed agreeing to be bound by the terms of the licence in accordance with the provisions of Clause 4.13 below.

4.2           The Supplier warrants to the Purchaser that so far as the Supplier is aware the Supplier owns or has all necessary rights, authorisations and licences in all Intellectual Property Rights in the Software and Equipment to enable the Supplier to supply the Equipment and Software to the Purchaser and to perform its obligations in accordance with this Agreement.  However nothing in this Agreement shall constitute any representation that the patents (if patent applications) shall proceed to grant or if granted shall be valid.

4.3           If either Party makes any Non-Severable Improvements, all right, title and interest in such Non-Severable Improvements shall automatically vest in the Supplier irrespective of which Party generates the relevant Non-Severable Improvement.  The Purchaser shall immediately notify the Supplier of all Non-Severable Improvements as soon as such Non-Severable Improvement comes into existence, and save with the Supplier’s prior written agreement shall keep confidential any such Non-Severable Improvement.

4.4           If either Party makes Severable Improvements, each Party shall grant to the other on terms to be agreed a licence in respect of such Severable Improvement.  The Purchaser shall immediately notify the Supplier of all Severable Improvements as soon as such Severable Improvement comes into existence.

4.5           The Purchaser shall not copy, adapt, reverse engineer, decompile, disassemble or modify the Software in whole or in part (save only to the extent to which this cannot be precluded by section 296A of the Copyright, Designs and Patents Act 1988).  The Purchaser may specify additions to the Software which in the opinion of the Supplier improve the operating specifications of the Software and the Supplier may include them in future releases of the Software.

4.6           The Purchaser shall have no right to assign the benefit or the burden of the licence in whole or in part or to the allow the Software to become the subject of any charge, lien or encumbrance save as expressly agreed with the Supplier for the purposes of financing the Waste Facilities.

4.7           The Purchaser acknowledges that the Intellectual Property Rights of the Supplier or any Equipment, Software, products or processes protected thereby are the exclusive property of the Supplier and that the Purchaser will not assert any claim of ownership to such Intellectual Property Rights or any Equipment, Software, products or processes protected thereby including to the goodwill or reputation thereof.

4.8           The Purchaser will not do any act or knowingly permit any act or thing to be done or carried out in derogation of any of the rights of the Supplier in the Intellectual Property

Rights of the Supplier including any Equipment, Software, products or processes protected thereby.  Subject to having first taken the steps set out in Clause 18.4, the Supplier shall have the right to terminate this Agreement in writing should the Purchaser dispute or challenge the validity of the Intellectual Property Rights of the Suppler or any of the rights of the Supplier thereto.

4.9           Save for the licence granted pursuant to Clause 4.1, no Intellectual Property Rights in any Equipment, data, hardware, software, documentation, or materials provided to the Supplier or the Purchaser by the other Party will transfer to or be licensed to the other Party.  The Parties will return all such data, hardware, software, documentation and materials in relation to an Order, other than data, hardware, software, documentation and materials for which full payment has been made to the Supplier by the Purchaser and which is or are incorporated into the Waste Facilities, to the other Party on request and, in any case, on the cancellation or termination of that Order or the termination of this Agreement.  The Parties will not, and will procure that its agents, employees and sub-contractors do not, use or copy such data, hardware, software, documentation or materials for any other purpose other than for complying with its obligations under this Agreement or under any Order.

4.10         If the Purchaser becomes aware of any infringements, actual or suspected or any other unauthorised use of the Intellectual Property rights of the Supplier by another person (“Unauthorised Use”) the Purchaser shall promptly give notice to the Supplier in writing specifying the particulars of the Unauthorised Use.  The Supplier, at its sole discretion, shall take whatever action it deems advisable in connection with the Unauthorised Use.

4.11         If the Supplier decides to take action of any kind against the Unauthorised Use, the Supplier shall have sole control of the conduct of any action.  The Supplier shall bear the entire cost and expense associated with the conduct of any such action and any recovery or compensation that may be awarded as a result of such action, including but not limited to any settlement that may be reached, shall belong to the Supplier. The Purchaser, if called upon in writing by the Supplier, shall co-operate fully with the Supplier in the conduct of any such action.

4.12         The Purchaser acknowledges that the Supplier for the purposes of notified Software upgrades, preventative maintenance remote monitoring, fault diagnosis and service support will need the ability to communicate remotely with the Software at all times and the Purchaser will facilitate such communication including through the provision of a dedicated internet connection as required pursuant to Part 2 of Schedule 7.  The Purchaser will give the Supplier 7 prior days written notice of any works that may affect such communication including shutting down the Process Control Panels or interrupting the internet line to the Software.

4.13         The Purchaser may grant a sub-licence of this licence with the consent of the Supplier not to be unreasonably withheld to the customer and for the specific Site notified by the Purchaser in Clause 4.1 provided such customer is not a Competitor carrying out business in competition with or similar in nature to that of the Supplier.  The Purchaser shall ensure that the sub-licensor signs a written deed agreeing to be bound by the terms of this Licence.  If the Sub-licensor breaches the terms of the sub-licence or the Licence both the Licence and the sub-licence shall terminate.  Continuing obligations on termination under Clauses 19 and 20 of this Agreement shall apply to both the Purchaser and any sub-licencee.

5.             Term

5.1           This Agreement comes into effect on the date of this Agreement and continues in force for fifteen years unless terminated in accordance with Clause 18 below.

5.2           On termination of this Agreement, all outstanding Orders and the Licence in Clause 4 will also terminate.

6.             Forecasts

6.1           During the Term, the Purchaser shall give the Supplier not less than 5 Business Days before the beginning of each quarter, a forecast of the Equipment and Services it expects to purchase during the twelve months following that month.  The first forecast shall be supplied on the Commencement Date.

6.2           Forecasts shall be given in writing or, if given orally, shall be confirmed in writing within two Business Days. The Purchaser shall act in good faith when forecasting its requirements for Equipment.

6.3           Forecasts provided under this Clause 6 shall not constitute Orders.

6.4           If the Supplier anticipates that it will be unable to meet the Purchaser’s forecasted requirements provided in accordance with this Clause 6, the Supplier shall inform the Purchaser in writing as soon as practicable.

7.             Ordering Procedures

7.1           The Purchaser shall provide not less than 2 months notice of Orders.

7.2           Each Order shall be deemed to be a separate offer by the Purchaser to purchase Equipment on the terms of this Agreement, which the Supplier shall be free to accept or decline at its absolute discretion save that the Supplier must act reasonably in declining any Order and the Supplier must accept the Minimum Purchase Order and up to eight cBOS™ Gasification Trains in each period of 12 months from the Dargavel Take Over Certificate Date.

7.3           No Order shall be deemed to be accepted by the Supplier until the Supplier issues and signs an acceptance of the relevant Order.

7.4           Each Order shall:

(a)           be given in writing in the form set out in Schedule 1;

(b)           specify the type and quantity of Equipment ordered; and

(c)           specify the date by which the Order is to be ready for collection (Delivery Date) (which shall be at least 10 months after the date of deemed receipt of the Order by the Supplier); and

(d)           state the applicable Charges in accordance with those set out in Schedule 3.

7.5           In the event that:

(a)           the Supplier does not accept an Order on grounds that the Supplier could not have the Order ready for collection by the date specified in accordance with Clause 7.4(c), or

(b)           the Supplier defaults on its obligations to make the Order available by the relevant Delivery Dates,

the Purchaser may have alternative equipment of the type referred to in Schedule 2 manufactured and supplied by others, providing:

(c)           the alternative equipment so supplied is of a standard equal to or better than the Equipment which would have been provided by the Supplier had the relevant Order been accepted by the Supplier; and

(d)           the Supplier is paid its mark-up of 25% as set out in Schedule 3 on the relevant cost of equipment from alternative suppliers;

(e)           the Supplier shall have no liability whatsoever for equipment or services provided by others.

Further, it shall be a condition of the Purchaser exercising its entitlement pursuant to this Clause 7.5 that the Purchaser has given the Supplier not less than 30 Business Days notice of its intention to procure equipment from alternative suppliers and that the Supplier has not accepted the relevant Order within a further 30 Business Days of the date of receipt of such notice.

7.6           The Supplier shall assign an Order Number to each Order it accepts and notify such Order Numbers to the Purchaser together with the date which the Order will be ready for collection (“Delivery Date”). Each Party shall use the relevant Order Number in all subsequent correspondence relating to the Order.

7.7           The Purchaser may within 120 days of placing an Order amend or cancel an Order by written notice to the Supplier. If the Purchaser amends or cancels an Order, its liability to the Supplier shall be limited to payment to the Supplier of the Licence Fee and all costs reasonably incurred by the Supplier including sub-contractors or third party costs plus a mark up of 25% of such costs in fulfilling the Order up until the date of receipt of the amendment or cancellation.

7.8           The Parties hereby agree that if W2E creates variations or enhancements in design to the cBOS™ Gasification Trains to overcome a defect, improve performance or operations or otherwise, then the Supplier may at its option supply cBOS™ Gasification Trains with such variations or enhancements provided that such CBOS™ Gasification Trains meet similar performance specifications to those in the Order.

8.             The Supplier’s Responsibilities

8.1           In consideration of payment by the Purchaser, the Supplier shall regularly and diligently carry out and complete the manufacture and supply of the Equipment and provide the Services.

8.2           All Equipment and Services provided by the Supplier shall be manufactured and carried out with sound workmanship and materials, safety and in accordance with good engineering practice, and applicable law.

8.3           Subject to the Purchaser performing its obligations under this Agreement including responsibility for relevant interfaces and the proper functioning of the rest of the Waste Facilities, the Equipment shall comply with the requirements of the Supplier set out in Schedule 7.

8.4           The Supplier shall at all times have and maintain adequate resources available for the proper and timely provision of the Equipment and the Services, including financial resources, and competent, appropriately experienced and physically capable staff and labour whether employed by the Supplier or any third parties appointed by the Supplier in respect of its obligations under this Agreement.

8.5           The Supplier shall obtain and maintain in force for the Term all licences, permissions, authorisations, consents and permits needed to supply the Equipment in accordance with the terms of this Agreement.

8.6

(a)           The Purchaser shall have the right to enter the Supplier’s premises to inspect the Equipment and the Supplier shall seek to facilitate inspection of any manufacturing facilities owned by sub-contractors to the Supplier for the Equipment.

(b)           Inspections carried out pursuant to Clause 8.6 shall be carried out during business hours on reasonable notice to the Supplier.

(c)           The Supplier shall perform the Factory Acceptance Test as set out in Schedule 6 prior to delivery of the Equipment from the Premises during business hours at such time as is notified to the Purchaser by the Supplier.  The Supplier will then issue to the Purchaser a Factory Acceptance Certificate.

(d)           If following any inspection the Purchaser reasonably considers that the Equipment is not or is not likely to be as provided under this Clause 8, the Purchaser shall inform the Supplier and the Supplier shall take such action as is necessary to ensure that the Equipment is or will be as provided under this Clause 8.  The Purchaser shall have the right to re-conduct inspections after the Supplier has carried out its remedial actions.

(e)           The Supplier together with any actual or potential customers of the Supplier shall also have the right on 14 days notice to inspect the Waste Facilities and any Equipment and Software supplied to the Purchaser under this Agreement.

8.7           In relation to any defects in design, materials and workmanship under this Clause, the Supplier shall have a 12 month defects notification period from the Delivery Date in which to repair any defects in design, materials and workmanship notified by the Purchaser to the Supplier which shall be the sole remedy of the Purchaser for such defects.   If during such defects notification period the Purchaser gives notice of a defect (setting out the particulars of such alleged defect), the Supplier shall as soon as reasonably practicable make good the defect so notified and the Purchaser shall so far as may be necessary place the Equipment at the Supplier’s disposal for this purpose.

8.8           If a defect notified by the Purchaser pursuant to Clause 8.7 arises from any breach by the Supplier of this Agreement, the Supplier shall bear his own cost of making good such defect.  In all other cases, the defect shall be rectified at the Purchaser’s expense.

8.9           If the Supplier fails to remedy a defect notified pursuant to Clause 8.7 which arises from any breach by the Supplier of this Agreement then the Purchaser may, on giving not less that 14 days written notice to the Supplier, procure the rectification of such defect by a third party.

8.10         The Supplier hereby agrees to use reasonable skill and care in performing its obligations under this Agreement.

8.11         In consideration of the Purchaser’s obligations under this Agreement, the Supplier hereby agrees for the duration of this Agreement not to sell cBOS™ Gasification Trains for use in the UK and Ireland to Biffa Ltd, Fomento de Construcciones Y Contratas S.A., Sita UK Ltd, Shanks Group plc and Viridor Ltd.

9.             Charges and the Terms of Payment

9.1           The Charges for the Equipment and/or the Services from the Commencement Date to 31 December 2010 are set out in Schedule 3.

9.2           The Charges for the Equipment are exclusive of amounts in respect of VAT. The Purchaser shall, on receipt of a valid VAT invoice from the Supplier, pay to the Supplier such additional amounts in respect of VAT as are chargeable on a supply of Equipment or Services.

9.3           The Charges for the Equipment are exclusive of the costs of packaging, insurance, loading  and carriage of the Equipment, which is the responsibility of the Purchaser and shall be paid by the Purchaser save where the Supplier and Purchaser agree a charge for delivery of certain items of Equipment by the Supplier and the Supplier expressly agrees in writing to supply Equipment to the Premises of the Purchaser.

9.4           The Parties agree that the Charges will be increased on 31 December each year by any increase in value of the Retail Price Index in the previous 12 month period.

9.5           The Supplier will invoice the Purchaser in accordance with the payment schedule specified in the relevant Order.  Invoices shall include the following information:

(a)           a description of the Services performed and/or the Equipment provided under each Order and the Order number;

(b)           an itemised statement of any costs and expenses claimed under the invoice with supporting receipts;

(c)           the total Charges payable under the invoice; and

9.6           Unless otherwise agreed in the payment schedule in the Order and save for the Licence Fee and Design Fee which are payable at the times set out in Schedule 3, invoices shall be sent by the Supplier to the Purchaser on a monthly basis for actual costs incurred by the Supplier in relation to the Order including:

(a)           the cost of labour and of materials or Equipment delivered to the Site during the period covered by the invoice plus the mark up of 25% as set out in Schedule 3 (provided always that the total amount invoiced for Equipment in respect of each Order shall not exceed the Equipment Costs as adjusted in accordance with Clause 9.7); and

(b)           where Equipment has been delievered to Site, any balance of the relevant part of the Equipment Cost not already invoiced pursuant to Clause 9.6(a)

(the “Invoiced Amount”).

The Supplier’s invoice shall be sent to the Purchaser not later than the 6th day of each calendar month.  The Purchaser shall promptly review the Supplier’s invoice and shall give notice to the Supplier of any disputed items (“Disputed Items”) not later than the 10th day of the relevant month setting out the amount in dispute and the reason or reasons for such amounts being disputed, and the parties shall use all reasonable endeavours to seek resolve such dispute.  Save in respect of any Disputed Items which are not so resolved at the relevant time the Supplier’s invoice shall after the 10th day of the relevant calendar month become conclusive as to the Supplier’s entitlement to payment in respect of the relevant invoice and such amount shall be paid to the Supplier not later than the 30th day of the relevant calendar month (or the 28th day where the relevant calendar month is February).  For the purpose of this Clause 9.6, where any of the dates referred to falls on a non-Business Day then the relevant date shall be deemed to be the first Business Day immediately after such date.

9.7           If the Purchaser fails to pay the Supplier by the due date in accordance with the terms of this Agreement and the Order, the Purchaser shall pay interest on the sum from the due date until the date upon which the obligation of the Purchaser to pay the sum is discharged at the rate 3% per annum above LIBOR compounded quarterly.

9.8           Adjustment to the Charges

Without prejudice to any other of the Supplier’s rights and remedies in accordance with or in relation to this Agreement, in the event that:

(a)           the Purchaser instructs and the Supplier accepts any change, variation or amendment to the Order or the terms thereof;

(b)                                 the Purchaser breaches or fails to perform any of its obligations under this Agreement;

(c)                                  the Purchaser issues any instruction to suspend or delay the performance by the Supplier of any of the Supplier’s obligations under this Agreement;

(d)                                 the Purchaser withholds any acceptance or approval for a reason not stated in this Agreement;

(e)                                  the Purchaser instructs the Supplier to search for or remedy a defect in the Equipment or Software and no defect is found;

(f)                                    a test or inspection which the Purchaser is responsible for performing or procuring the performance of causes unnecessary delay;

(g)                                 the Supplier encounters conditions which an experienced Supplier would have judged at the date of this Agreement had such a small chance of occurring that it would have been unreasonable for the Supplier to have allowed for them in the Charges;

(h)                                 any change in law applicable to the performance by the Supplier of its obligations under this Agreement which increases the cost of performance thereof; and/or

(i)                                     an event occurs which stops or delays the Supplier in performing its obligations under this Agreement or in relation to any Order or makes the same more costly to perform, which the Supplier could not reasonably prevent,

(each a “Compensation Event”)

then the Equipment Cost and/or other Charges in respect of any affected Order shall be increased to reflect any additional cost, loss or expense attributable to the relevant Compensation Event, calculated as the actual cost thereof reasonably and demonstrably incurred plus a mark up of 25% and the Equipment Cost and/or other Charges shall be adjusted accordingly.

10.                               Commissioning

10.1                           The Supplier will provide the Purchaser with operational manuals, maintenance manuals and training manuals relating to the Equipment.

10.2                           The Supplier will carry out its standard tests on the Equipment as described in Schedule 6 before delivery to the Purchaser (“Factory Acceptance Test”) and, on

request by the Purchaser, will provide the Purchaser with a certificate that the Equipment has passed those tests (“Factory Acceptance Certificate”).

10.3                           After the Equipment which is the subject of an Order has been fully installed and integrated by the Purchaser into the Waste Facilities, the Purchaser shall provide the Supplier with a report to the satisfaction of the Supplier confirming completion of the construction works at the Premises to which the Order relates (the “Construction Completion Report”), and the Supplier will carry out Commissioning Tests on that Equipment as set out in and in accordance with Schedule 5.

10.4                           The Supplier shall give the Purchaser not less than 5 Business Days notice of the date, time and location of each of the tests forming the Commissioning Tests.  If the Purchaser fails to attend at any time or place duly appointed for the carrying out of any Commissioning Tests, the Supplier shall be entitled to proceed in the Purchaser’s absence and the relevant Commissioning Tests shall be deemed to have been performed in the presence of the Purchaser.  The Supplier shall provide the Purchaser with duly certified copies of the results of the Commissioning Tests.

10.5                           If the Equipment the subject of an Order fails to pass the relevant Commissioning Tests, the Supplier shall repeat those tests and if such tests are failed again the Supplier shall take whatever steps may be necessary to enable the Equipment to pass the Commissioning Tests and shall thereafter repeat them, unless any time limit specified in the Order for the passing thereof shall have expired, in which case the Purchaser shall be entitled on giving notice to the Supplier to reject the relevant part of the Equipment.

10.6                           The Purchaser acknowledges that it needs the assistance of the Supplier’s Tiger Team for the purposes of the Commissioning Test and hereby agrees to order and pay for their services for at least a period of 30 Business Days to assist with the Commissioning Test in respect of each Order.  If more time is needed to undertake the Commissioning Test and until the Commissioning Tests have been passed, the Purchaser shall order and pay for the services of the Tiger Team for such additional period.  However after the initial 30 Business Day period referred to above, if the Tiger Team is still required as the Commissioning Test has not been passed due to a breach of the obligations by the Supplier, this time shall be free of charge for up to a maximum of a further 30 Business Days.

10.7                           If the Purchaser fails to give notice of rejection in accordance with Clause 10.5, it shall be deemed to have accepted such Equipment.  If the Purchaser does not permit the Commissioning Tests to take place within 3 months of Delivery or does not complete those parts of the Commissioning Tests for which the Purchaser is responsible, the Commissioning Tests will be deemed to be passed and the Purchaser to have accepted the Equipment.

10.8                           If the Purchaser rejects Equipment under Clause 10.5 then the Purchaser shall be entitled to require the Supplier to repair or replace the rejected Equipment.  Once the Supplier has complied with the Purchaser’s request, it shall have no further liability to the Purchaser in respect of the rejected Equipment’ failure to comply with this Clause 10.

10.9                           The terms of this Agreement shall apply to any repaired or replacement Equipment supplied by the Supplier.

10.10                     Subject to payment of the charges set out in Schedule 3 by the Purchaser, the Supplier will also provide monthly inspections and reports of the Equipment during the construction of the Waste Facilities by the Purchaser without further charge to the Purchaser on the basis that the Supplier has no liability to the Purchaser or any third party arising out of or in connection with such inspections or reports.

10.11                     The Supplier hereby agrees to supply the Purchaser with Software Upgrades for any Software provided by the Supplier from time to time and free of charge for the first three years from the Commencement Date.  Thereafter, the Supplier will charge the Purchaser for such  Software Upgrades on such terms to be agreed.

10.12                     The Supplier’s Equipment shall only be used by the Purchaser on the Gasifcation Area and Synthesis Gas Combustion Areas of the Waste Facilities and the Supplier shall have no responsibility for any matters whether as part of the Commissioning Tests or otherwise outside these areas.

11.                               Delivery

11.1                           The Purchaser shall collect each Order from the Supplier’s premises or such other premises notified in writing by the Supplier in the UK (“Delivery Location”) within 14 Business Days of the Supplier notifying the Purchaser in writing that the Order is ready for collection.  However, subject to prior approval of the Supplier, the Supplier will arrange external storage for up to 21 Business days from the above notification.

11.2                           Delivery of an Order shall be completed when the Supplier places the Order at the Purchaser’s disposal at the Delivery Location.

11.3                           The sole and exclusive remedy for delay shall be Liquidated Damages calculated in accordance with Clause 14 and Schedule 4. Delays in the delivery of an Order shall not entitle the Purchaser to:

(a)                                  refuse to take delivery of the Order; or

(b)                                 claim damages other than Liquidated Damages; or

(c)                                  terminate this Agreement.

The Supplier shall have no liability for any failure or delay in delivering an Order to the extent that such failure or delay is caused by the Purchaser’s failure to comply with its obligations under this Agreement.  Further the Supplier’s liability for Liquidated Damages shall cease in the event that and as from the time that the Purchaser elects to exercise any entitlement to have Equipment provided by others pursuant to Clause 7.5.

11.4                           If the Purchaser fails to take delivery of an Order on the Delivery Date then, except where such failure or delay is caused by the Supplier’s failure to comply with its obligations under this Agreement:

(a)                                  delivery of the Order shall be deemed to have been completed at 9.00am on the fourteenth Business Day following the day on which the Supplier notified the Purchaser that the Order was ready for collection; and

(b)                                 the Supplier shall store the Order until delivery takes place, and charge the Purchaser for all related costs and expenses (including insurance).

11.5                           Each Order shall be accompanied by a delivery note from the Supplier showing the Order Number and the date of the Order.

11.6                           If the Parties agree and subject to acceptable payment to the Supplier, the Supplier may agree to an alternative Delivery Location which may include the premises of the Purchaser.

12.                               Title and Risk

12.1                           Risk in Equipment shall pass to the Purchaser on Delivery.

12.2                           Title to Equipment shall not pass to the Purchaser until the Supplier has received payment in full (in cash or cleared funds) for:

(a)                                  such Equipment; and

(b)                                 all other sums which are or which become due to the Supplier from the Purchaser.

12.3                           Until title to Equipment has passed to the Purchaser, the Purchaser shall:

(a)                                  hold such Equipment on a fiduciary basis as the Supplier’s bailee;

(b)                                 store such Equipment separately from all other goods held by the Purchaser so that they remain readily identifiable as the Supplier’s property;

(c)                                  not remove, deface or obscure any identifying mark or packaging on or relating to such Equipment; and

(d)                                 maintain such Equipment in satisfactory condition and keep it insured on the Supplier’s behalf for their full price against all risks with an insurer that is reasonably acceptable to the Supplier. The Purchaser shall obtain an endorsement of the Supplier’s interest in the Equipment on its insurance policy, subject to the insurer being willing to make the endorsement. On request the Purchaser shall allow the Supplier to inspect such Equipment and the insurance policy.

12.4                           If before title to Equipment passes to the Purchaser the Purchaser becomes subject to any of the events in Clause 18.1(c) to Clause 18.1(f) then, without limiting any other right or remedy the Supplier may have, the Supplier may at any time require the Purchaser to deliver up such Equipment or enter any premises of the Purchaser or of any third party where the relevant Equipment is stored in order to recover it.

13.                               Insurance

13.1                           During this Agreement the Supplier shall maintain in force the following insurance policies with reputable insurance companies:

(a)                                  public liability insurance with a limit of at least £10 million per claim;

(b)                                 professional indemnity insurance with a limit of at least £5 million in aggregate; and

(c)                                  product liability insurance with a limit of at least £5 million for claims arising from a single event or series of related events in a single calendar year,

provided such insurance remains available in the European insurance market at commercially reasonable rates to parties carrying out business equivalent to that of the Supplier.

13.2                           On taking out and on renewing each policy, the Supplier shall promptly send a copy of the receipt for the premium to the Purchaser. On the Purchaser’s written request, the Supplier shall provide the Purchaser with copies of the insurance policy certificates and details of the cover provided.

13.3                           The Supplier shall ensure that any sub-contractors also maintain adequate insurance having regard to their obligations under their respective sub-contracts and the Supplier’s obligations under this Agreement.

13.4                           The Supplier shall notify the Purchaser if any policy is (or will be) cancelled its terms are (or will be) subject to any material change or such insurance is no longer available at commercially reasonable rates for the purpose of Clause 13.1.

13.5                           The Supplier’s liabilities under this Agreement shall not be deemed to be released or limited by the Supplier taking out the insurance policies referred to in Clause 13.1.

13.6                           During this Agreement, in respect of each Order the Purchaser shall maintain in force or procure the maintenance of a “construction all risks” insurance policy with cover no less than the full reinstatement of the value of the Waste Facilities constructed in respect of each Order (including the value of the Equipment) providing cover against any physical loss or damage to the Equipment and any work executed in respect of the project and against the reasonable cost of the removal and disposal of debris and of any shoring and propping of the works which results from such physical loss or damage but excluding the cost necessary to repair, replace or rectify loss or damage arising from any Force Majeure Event.

14.                               Liquidated Damages

14.1                           If delivery is not made on the Delivery Date due to the default of the Supplier, the Supplier shall be permitted up to two extensions to the Delivery Date each of not less the 30 Business Days in duration and the Delivery Date shall be adjusted accordingly, after which the Purchaser may require the Supplier to pay the Purchaser Liquidated Damages as set out in Schedule 4 (“Liquidated Damages”).

14.2                           The maximum payment of Liquidated Damages for any item of Equipment shall not exceed 10% of the Charges (calculated in accordance with Schedule 3) for such item of Equipment only (excluding any Licence Fee and Design Fee and not for those items of Equipment which have been delivered on their Delivery Date or for which the Delivery Date has not been reached).

14.3                           Any Liquidated Damages payable by the Supplier shall be the Purchaser’s sole and exclusive remedy in relation to the failure to deliver the Equipment on the Delivery Date and all such Liquidated Damages shall be taken into account in relation to the amount of the limit on liability in Clause 16.4 and any other damages which the Purchaser may seek to recover from the Supplier in respect of such Equipment.

14.4                           The Parties hereby acknowledge and agree that the rate of liquidated damages specified in Schedule 4 is a genuine pre-estimate of the loss likely to be suffered by the Purchaser in the event of any delay by the Supplier in providing the Equipment to the Purchaser.

15.                               Intellectual Property

15.1                           The Supplier shall be liable to the Purchaser for all liabilities, costs, expenses, damages and losses suffered or incurred by the Purchaser arising out of or in connection with any claim made against the Purchaser for actual or alleged infringement of a third party’s Intellectual Property Rights arising out of or in connection with the supply or use of the Equipment.

15.2                           Nothing in this Clause shall restrict or limit the Purchaser’s general obligation at law to mitigate a loss which it may suffer or incur as a result of a matter that may give rise to a claim under this Clause 15.

16.                               Limitation of liability

16.1                           This Clause sets out the entire financial liability of the Parties (including any liability for the acts or omissions of their respective employees, agents and subcontractors) to each other in respect of:

(a)                                  any breach of this Agreement or any Order including any deliberate breach of this Agreement or any Order by a Party, or its employees, agents or subcontractors;

(b)                                 any use made or resale of the Equipment by the Purchaser, or of any product incorporating any of the Equipment; and

(c)                                  any representation, statement or tortious act or omission (including negligence) arising under or in connection with this Agreement,

save in respect of claims under Clause 15 for which liability shall be unlimited.

16.2                           Nothing in this Agreement shall limit or exclude the liability of either Party for:

(a)                                  death or personal injury resulting from negligence; or

(b)                                 fraud or fraudulent misrepresentation; or

(c)                                  breach of the terms implied by section 12 of the Sale of Goods Act 1979; or

(d)                                 breach of section 2 of the Consumer Protection Act 1987.

16.3                           Without prejudice to Clause 16.2, neither Party shall be liable to the other, whether in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise, for any:

(a)                                  loss or corruption of data or information; or

(b)                                 special, indirect or consequential damage

suffered by the other Party that arises under or in connection with this Agreement.

16.4                           Without prejudice to Clause 16.2 or Clause 16.3, the Supplier’s total liability arising under or in connection with this Agreement (including any liability in respect of Liquidated Damages pursuant to Clause 14 and Schedule 4), whether arising in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise, shall be limited to 5% of the amounts paid to the Supplier by the Purchaser during the previous 12 month period immediately prior to any claim.   For the purposes of calculating the amounts paid to the Supplier in the previous 12 month period the Licence Fee and the Design Fee shall not be included.

17.                               Force Majeure

17.1                           Neither Party (or any person acting on its behalf) shall have any liability or responsibility for failure to fulfil any obligation under this Agreement so long as and to the extent to which the fulfilment of such obligation is prevented, frustrated, hindered or delayed as a consequence of a Force Majeure Event.

17.2                           A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of a Force Majeure Event:

(a)                                  notify the other Party of the nature and extent of such Force Majeure Event; and

(b)                                 use all reasonable endeavours to remove or reduce the effect of any such causes and resume performance under this Agreement as soon as feasible.

17.3                           For the purposes of this Agreement, a force majeure event means an event beyond the control of a Party (or any person acting on its behalf), which by its nature could not have been foreseen by such Party (or such person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources (“Force Majeure Event”).

18.                               Termination

18.1                           Subject to Clause 18.4, a Party shall be entitled to terminate this Agreement and any and all Orders which have not been completed if the other Party:

(a)                                  fails to pay any undisputed amount due under this Agreement on the due date for payment; or

(b)                                 commits a material breach of its obligations under this Agreement; or

(c)                                  passes a resolution for voluntary winding up or a court of competent jurisdiction makes an order that such Party be wound up except for the purposes of bona fide reconstruction while solvent; or

(d)                                 makes a composition or arrangement with its creditors; or

(e)                                  has a receiver or manager or provisional liquidator or administrator appointed over the whole or a substantial part of its business or undertaking, or circumstances arise which would entitle a court of competent jurisdiction or a creditor to appoint the same; or

(f)                                    is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986; or

(g)                                 any Force Majeure Event prevents the other Party from performing its obligations under this Agreement for a continuous period of six months.

18.2                           Termination of this Agreement shall not prejudice any of the Parties’ rights and remedies which have accrued as at termination.

18.3                           In addition to the remedy provided pursuant to Clause 2.3, in the event that the Purchaser does not purchase the Minimum Purchase Order each year for a consecutive period of five years the Supplier may also terminate the Agreement if.

18.4                           In the event of the occurrence of one of the grounds set out in Clauses 18.1(a), 18.1(b) or 4.8 then unless specifically provided otherwise in this Agreement:

(a)                                  the affected Party shall give the defaulting Party not less than ten Business Days’ notice of the occurrence of the event;

(b)                                 the defaulting Party shall within a further ten Business Days from the expiry of the period referred to in Clause 18.4(a) remedy the default; and

(c)                                  in the event that the default is not remedied within the period referred to in Clause 18.4(b) or there remains a dispute as to whether a default has occurred, the Parties shall refer the matter to non-binding mediation in accordance with the then current CEDR Model Mediation Procedure or such other procedure as is agreed between the Parties, within 30 days thereafter , and termination on such grounds shall not effective until such time as the conditions set out in this Clause 18.4 have been satisfied and complied with and the relevant default remains unremedied.

18.5                           Termination on the grounds set out in Clauses 18.1(c), 18.1(d), 18.1(e), 18.1(f) and 18.1(g) shall be effective immediately on a Party having given notice to the other.

19.                               Obligations on Termination

On termination of this Agreement each Party shall promptly:

(a)                                  return to the other Party all equipment, materials and property belonging to the other Party that the other Party had supplied to it or a member of its Group in connection with the supply and purchase of the Equipment under this Agreement;

(b)                                 return to the other Party all documents and materials (and any copies) containing the other Party’s Confidential Information;

(c)                                  erase all the other Party’s Confidential Information from its computer systems (to the extent possible); and

(d)                                 on request, certify in writing to the other Party that it has complied with the requirements of this Clause.

20.                               Survival of Obligations on Termination

20.1                           The following provisions of this Agreement will survive its expiry or termination and continue indefinitely; Clauses 16, 19, 20, 22, 31 and 32.

20.2                           The termination of this Agreement or the expiry or termination of any Order will not prejudice or affect any right of action or remedy which has already accrued to either Party.

21.                               Assignment and Sub-Contracting

21.1                         Either Party may assign or transfer (including by way of novation) its rights and obligations under this Agreement to another member of its Group and must notify the other Party in writing.

21.2                         A Party may also assign or transfer its rights and obligations under this Agreement to a third party with the prior written consent of the other Party not to be unreasonable withheld or delayed provided such third party is:

(a) not a Competitor of either Party;

(b) has equivalent technical and financial standing to the Party whose rights and/or obligations are being assigned or transferred to it.

21.3                         The Purchaser agrees that the Supplier will have to sub-contract the manufacture and supply of the Equipment and some of the Services to third parties and hereby gives approval to such sub-contracting.  The Parties also agree that if the Purchaser becomes aware of sub-contractors who may be able to provide the Equipment of the same technical standard at a cheaper cost, the Purchaser will notify the Supplier and propose that the Supplier appoints such alternative sub-contractor.  However, the Supplier will be under no obligation to change sub-contractors unless:

21.3.1                such change including any termination of existing sub-contracts does not adversely affect the Supplier;

21.3.2                the alternative sub-contractor will supply Equipment and/or Services as applicable to the Supplier on terms which are acceptable to the Supplier;

21.3.3                the alternative sub-contractor meets the Supplier’s requirements in respect of financial underwriting, warranties, guarantees, banking and delivery underwriting;

21.3.4                the Supplier has completed to its satisfaction, full due diligence in relation to the identity, ownership and control of the alternative sub-contractor sufficient to discharge any relevant legal obligations and the Supplier, in its sole discretion, is satisfied that it may lawfully conduct business with the sub-contractor; and

21.3.5                the quality of the Equipment supplied by such sub-contractor is in the opinion of the Supplier of a standard equal to or better then the quality of Equipment supplied by existing sub-contractors.

22.                               Confidentiality

22.1                           Confidential information for the purposes of this Agreement means all information disclosed (whether in writing, orally or by another means and whether directly or indirectly) by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) whether before or after the date of this Agreement including, without limitation, information relating to the Disclosing Party’s products, operations, processes, plans or intentions, product information, know-how, design rights, trade secrets, market opportunities and business affairs (and including, any such information relating to any member of  the Disclosing Party’s Group) (“Confidential Information”).

22.2                           Each Party will, in relation to the Confidential Information of the other Party:

(a)                                  not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement;

(b)                                 not disclose Confidential Information to a person except with the prior written consent of the Disclosing Party or in accordance with Clauses 22.3 and 22.4; and

(c)                                  will make every effort to prevent the use or disclosure of Confidential Information other than as permitted by this Agreement.

22.3                           During the term of this Agreement the Receiving Party may disclose Confidential Information to any of its directors, other officers, employees, agents, sub-contractors and professional advisers.

22.4                           The Receiving Party will ensure that a Recipient is made aware of and complies with the Receiving Party’s obligations of confidentiality under this Agreement as if the Recipient was a Party to this Agreement.

22.5                           The provisions of this Clause 22 do not apply to Confidential Information which:

(a)                                  is in or enters the public domain other than by a breach of this Agreement;

(b)                                 is obtained from a third party who is lawfully authorised to disclose that information;

(c)                                  is independently developed without reference to anything protected by this Clause 22;

(d)                                 is authorised for release by written consent of the Disclosing Party or by an authorised representative of the Disclosing Party; or

(e)                                  is required to be disclosed by law or by judicial or administrative process in connection with any action, suit, proceeding or claim or other applicable law.

22.6                           Each Party undertakes within 10 Business Days of receipt of a written request of the other Party or on termination of this Agreement, whichever is earlier, and at the option of the other Party:

(a)                                  to return the Confidential Information in its possession, custody or control or in the possession custody or control of any of its directors, officers, employees, ex-employees, agents, sub-contractors or professional advisors, together with all copies thereof; or

(b)                                 to destroy by shredding or incineration all documents and other material in its possession, custody or control which bear or incorporate any part of the other Party’s Confidential Information and to certify to the other Party that this has been done; and

(c)                                  to expunge all Confidential Information from any computer, word processor or similar device into which it was programmed by such Party or any of the Party’s directors, officers, employees, ex-employees, sub-contractors or professional advisors together with all copies thereof.

23.                               No Partnership

Except as expressly stated herein, nothing in this Agreement creates a relationship of agency or partnership between the Parties.  Accordingly, except as expressly authorised in this Agreement, neither Party has any authority to act or make representations on behalf of the other Party.

24.                               Invalidity

If any provision of this Agreement is held invalid, illegal or unenforceable for any reason, that provision will be severed and the remainder of the provisions of this Agreement will continue in full force and effect as if this Agreement had been executed with the invalid provision eliminated.  In the event of invalidity so fundamental as to prevent the accomplishment of the purpose of this Agreement, the Parties will immediately commence negotiations in good faith to remedy that invalidity, whilst achieving the purposes of this Agreement.

25.                               Notices

25.1                           Any notice or other communication given under this Agreement must be in writing and served on a Party at its address as specified in this Clause 25.3 (or at such other address as specified in any Order or as otherwise notified to the other in accordance with this Clause, or in the absence of any such notified address, by any other effective means) as follows: by hand; by first class or recorded delivery post; or by fax which is automatically confirmed by the sender’s fax machine to have been sent without error to the recipient’s fax number.

25.2                           Notices or communications sent by first or recorded delivery post will be deemed to be served 3 Business Days following the day of posting.  Notices or communications sent by fax will be deemed to be served on the day of transmission if transmitted before 4.00 pm on a Business Day, but otherwise on the following Business Day.

25.3                           In all other cases, notices and communications will be deemed to have been served on the day when they are actually received.  All notices and other communications served under this Agreement must expressly refer to the Clause pursuant to which they are served.

The specified addresses and, telephone number for each Party for the purposes of this Clause 25.3 is as follows:

Ascot Environmental Limited

Contact names:

Address:	Ascot House
51 Water Street
Radcliffe
Manchester
M26 3DE
England

Tel No:	0161 724 1994

Waste2Energy Engineering Limited

Contact names: John Murphy

Address:	Hestan House
Crichton Business Park
Bankend Road
Dumfries
DG1 4TA
United Kingdom

Tel No: 0845 868 0011

26.                               Variation

No modification, amendment or variation of this Agreement will be effective or binding on the Parties unless in writing and signed by the authorised representatives of each Party.

27.                               Costs

Save as otherwise provided in this Agreement, each Party shall pay its own costs in connection with the negotiation, preparation, execution and performance of this Agreement, and all ancillary documents to it.

28.                               Waiver

The failure of either Party to seek redress for any breach or to insist upon the strict performance of any term, condition or provision of this Agreement, or to exercise any right or remedy to which it is entitled, will not constitute a waiver.  A waiver of any breach will not constitute a waiver of any other breach, and no waiver of any of the terms, conditions or provisions of this Agreement will be effective unless it is in writing and expressed to be a waiver.

29.                               Entire Agreement

This Agreement together with any Orders placed pursuant to it contains the entire agreement between the Parties relating to the provision of the Equipment and the Services and supersedes any previous understanding, commitments, contracts or representations whatsoever whether oral or written relating thereto.

30.                               Third Party Rights

A person who is not a Party to this Agreement has no right under the Contract (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

31.                               Jurisdiction

31.1                           If any Dispute arises in connection with this Agreement, directors or other senior representatives of the Parties with authority to settle the dispute will, within 7 days of a written request from one Party to the other, meet in a good faith effort to resolve the Dispute.

31.2                           If any Dispute arises in connection with this Agreement that is not settled by the Parties under Clause 31.1 within 5 Business Days, the Parties will attempt to settle it by mediation in accordance with the Centre for Effective Dispute Resolution (CEDR) Model Mediation Procedure. Unless otherwise agreed between the Parties, the mediator will be nominated by CEDR. To initiate the mediation a Party must give notice in writing (“ADR notice”) to the other Party to the Dispute requesting a mediation. A copy of the request should be sent to CEDR.  The mediation will start not later than 14 days after the date of this ADR notice.

31.3                         The decision of the mediator is not final and binding and either Party can commence court proceedings before the English courts which shall have exclusive jurisdiction in relation to all Disputes to finally resolve the Dispute.

31.4                         No Party may commence any court proceedings in relation to any Dispute arising out of this Agreement until it has attempted to settle the Dispute by mediation and either the mediation has terminated or the other Party has failed to participate in the mediation, provided that the right to issue proceedings is not prejudiced by a delay.

32.                               Governing law

This Agreement is governed by and is to be construed in accordance with the laws of England and Wales.

33.                               Counterparts

This Agreement may be signed by each Party in any number of counterparts which taken together shall form one and the same instrument..

SIGNED for and on behalf of ASCOT ENVIRONMENTAL LIMITED

/s/Dave Quarmby
Signature

D. Quarmby
Print name

Director
Title

SIGNED for and on behalf of UK CAPITAL VENTURES HOLDINGS PLC

/s/ Dave Quarmby
Signature

D. Quarmby
Print name

Director
Title

SIGNED for and on behalf of WASTE2ENERGY ENGINEERING LIMITED

/s/ Stockton Birthisel
Signature

Stockton Birthisel
Print name

Director
Title

SIGNED for and on behalf of WASTE2ENERGY GROUP HOLDINGS PLC

/s/ Stockton Birthisel
Signature

Stockton Birthisel
Print name

Director
Title

SIGNED for and on behalf of WASTE2ENERGY TECHNOLOGIES INERNATIONAL LIMITED

/s/ Stockton Birthisel
Signature

Stockton Birthisel
Print name

Director
Title

Schedule 1

Form of Order

ORDER

Dated                                                    200(  )

Under the provisions of Clause 7 of the Agreement, dated        March 2010 (“the Master Supply Agreement”) between:

(1)                                 ASCOT ENVIRONMENTAL LIMITED a company registered in England and Wales (Company Registration No. 03716462) whose registered office is at Brazennose House West, Brazennose Street, Manchester, M2 2FE, England;

(2)                                 UK CAPITAL VENTURES HOLDINGS LIMITED a company registered in England and Wales (Company Registration No. 03721627) whose registered office is at Regency House, 45-51 Chorley New Road, Bolton, Lancashire BL1 4QR;

together the “Purchaser” and

(3)                                 WASTE2ENERGY ENGINEERING LIMITED a company registered in Scotland (Company Registration No. SC360321) of Hestan House, Crichton Business Park, Bankend Road, Dumfries, DG1 4TA, United Kingdom;

(4)                                 WASTE2ENERGY GROUP HOLDINGS PLC a company registered in Isle of Man (Company Registration No. 003803V) whose registered office is at Stanley House, Lord Street, Douglas IM1 2BF;

(5)                                 WASTE2ENERGY TECHNOLOGIES INTERNATIONAL LIMITED a company registered in Isle of Man (Company Registration No. 003615V) whose registered office is at Stanley House, Lord Street, Douglas IM1 2BF together the “Supplier””.

IT IS AGREED as follows:

Words and expressions defined in the Master Supply Agreement shall have the same meanings when used in this Order.

Save as herein amended, all terms and conditions of the Master Supply Agreement will apply.

1.                                      The Equipment, Software and the associated Services to be provided under this Order are as follows:

•                  Number of cBOSTMGasification Trains

and, if applicable, are further set out in the documents and plans attached to this Order

2.                                      The Delivery Date is to be confirmed by the Supplier

3.                                      The Charges are calculated in accordance with Schedule 3 of the Master Supply Agreement together with any additional payment provided for under this Order.

4.                                      The Order No is

5.                                      The site where the Waste Facilites are to be installed by the Purchaser is and the customer for whom the Purchaser is to construct the Waste Facilities is.

SIGNED for and on behalf of ASCOT ENVIRONMENTAL LIMITED

Signature

Print name

Title

SIGNED for and on behalf of UK CAPITAL VENTURES HOLDINGS PLC

Signature

Print name

Title

SIGNED for and on behalf of WASTE2ENERGY ENGINEERING LIMITED

Signature

Print name

Title

SIGNED for and on behalf of WASTE2ENERGY GROUP HOLDINGS PLC

Signature

Print name

Title

SIGNED for and on behalf of WASTE2ENERGY TECHNOLOGIES INERNATIONAL LIMITED

Signature

Print name

Title

Schedule 2

A cBOS™ Gasification Train is compromised of 5 major components:

•                  4 x Primary Gasification Chambers; and

•                  1 x Secondary Combustion Chamber including Emergency By-pass System together with a Process Control System and associated equipment as further described below.

Further supporting equipment and control systems are required by the Purchaser including (but not limited to) those set out in Part 2 of Schedule 7 to operate safely and within regulatory standards.

Equipment

Primary Gasification Chamber (“PGC”) - 65m3 cBOS™ metal rectangular chambers, thermally insulated, refractory lined with all burners, fans, hydraulics, safety limit switches, thermometers to monitor the temperature of the gas flowing from the chamber. and valves together with three hydraulically operated doors as follows:

•                  Load Door - a hydraulically operated lid which opens a hatch located on the top of the PGC as specified by the Supplier to meet the performance requirements.

•                  Front Door - a hydraulically operated door that swings up to open an entry way into the front of the PGC as specified by the Supplier to meet the performance requirements..

•                  Ash door- a hydraulically operated door with a fixed position that swings open providing an exit for discharging the waste ash from the PGC onto a conveyor (supplied by the Purchaser) as specified by the Supplier to meet the performance requirements.

all as specified by the Supplier to meet the Performance Specifications.

Secondary Combustion Chambers (“SCC”) - 1 X cBOS™ metal horizontal cylindrical vessel, thermally insulated, refractory lined with burners, fans, hydraulics, safety limit switches and valves as specified by the Supplier to meet the Performance Specifications.

Cross Over Ductwork - Refractory lined metal Cross Over Ductwork for installation between the 4 X PGCs and 1 X SCC.

Guillotine Valves - 4 x PGC Guillotine Valves located between the PGCs and the SCC for controlling gas flows from PGCs to the SCC.

Emergency By Pass - 1 X System designed to allow release of flue gases in event of emergency.

SCC Frame - 1 X Structural Steel frame for supporting SCC from floor mounting only.

Flue Gas Recirculation System (FGRS) - 1 X sub system of externally clad ductwork between the economiser and SCC with fan and valves as specified by the Supplier to meet the Performance Specifications.

De - Nox System - 1 X Selective non-catalytic reduction urea injection system for reduction of nitrogen oxides within regulated limits.

PGC Under Air and Over Air Fans - Two variable air flow fans for each PGC comprising a PGC Under Air Fan and a PGC Over Air Fan as specified by the Supplier to meet the Performance Specifications.

Secondary Burner - providing the heat energy required to preheat the secondary chamber on start-up and to maintain within a certain range a constant temperature in the chamber, as specified by the Supplier to meet the Performance Specifications.

Secondary Fans - two variable speed fans that supply auxiliary air for the combustion process, as specified by the Supplier to meet the Performance Specifications, adjusted using the automated control system.

Induced Draft Fan (“ID Fan”) - a variable speed fan located after the flue gas treatment equipment and area, as specified by the Supplier to meet the Performance Specifications.

4 X Process Control Panels - for PGC door operation and interlock control, as specified by the Supplier to meet the Performance Specifications.

1 X cBOS™ Main Control Panel (MCP) - for the process control of the stages within PGC and the combustion within the SCC to include safety circuits, interlocks and emergency shutdown systems, as specified by the Supplier to meet the Performance Specifications

1 X cBOS™ ID Fan Control Panel - for negative draft control and emissions dosing control, as specified by the Supplier to meet the Performance Specifications.

Pressure Transmitters — a probe for measuring and regulating pressure changes in the SCC, as specified by the Supplier to meet the Performance Specifications.

Software

The Software comprises the following:

1 X PLC Software - Proprietary software for Programmable Logic Controllers to manage PGCs, SCC Combustion Control and Emission Control Dosing, as specified by the Supplier to meet the Performance Specifications

SCADA - Control room data capture and reporting system and software, as specified by the Supplier to meet the Performance Specifications.

Services

Design Services

The Supplier shall only undertake the Equipment design and specifications in relation to the Gasification Area and Synthesis Gas Combustion Areas of the Waste Facilities.  The Purchaser shall be responsible for all other aspects and basis of design relating to the Waste Facilities.

The design services to be provided by the Supplier (“Design Services”) if requested by the Purchaser and subject to payment of the Design Fee shall be:

•                  Equipment Layout Design - cBOS™ Equipment layout design with civils’ loading and other Equipment layout integration

•                  Equipment Integration Design - interface integration design of certain limited interfaces.

Save for the refractory of the Equipment and without prejudice to Clause 3.3, the Purchaser hereby agrees to be responsible for all other interfaces between the Equipment and other parts of the Waste Facilities including but not limited to all electrical, hydraulic, water and diesel connections, the interface from the metal structure insulated and refractory lined that forms the transition from the SCC (“the SCC Exit Duct work”) with any waste heat recovery system and the interface between the SCC and the Flue Gas Recirculation System, the interface between the SCC and the Ash doors and any Process Control System interfaces.

The Purchaser hereby agrees to provide the Supplier with full access as required by the Supplier to the Waste Facilities, the Equipment and the Software for the purposes of undertaking the refractory of the Equipment.

Other Services

The Supplier may also supply the following additional services outside the scope of the Design Services, subject to agreement with the Purchaser on both scope and price to be charged for such additional services:

•                  Waste to Energy Facility Project Programme Planning - delivery planning of equipment and services for the individual facility construction project programme.

•                  Instrument Calibration - Post construction prior to commissioning final inspection and calibration of instrumentation.

•                  Software Engineering - Loading of software onto Programmable Logic Controllers (PLCs) and configuring for the control of the Gasification Train.

•                  Construction Supervision - Experienced plant engineer for construction inspections and consultation on equipment installation.

•                  Change Management - Should there be the occasion for changes due to omissions or errors from any supply, additional engineering may be provided within a set number of engineering hours.

•                 Operations and Maintenance - Package of documentation delivered and training of 3 engineers who can then train others i.e. train the trainer.

•                  Monthly or annual inspection services.

Commissioning Services

The Supplier shall provide the commissioning services in accordance with  the commissioning schedule provided by the Supplier showing the activities, the duration of those activities and the number of engineers involved (“Commissioning Services”).

Schedule 3

Schedule of Charges

Fees

Licence Fee of £300,000 (“Licence Fee”) payable by the Purchaser to the Supplier per cBOS™ Gasification Train on placement of each cBOS™ Gasification Train Order.

Design Fee of £150,000 (“Design Fee”) per Order payable by the Purchaser to the Supplier prior to commencement of any Design Services.

Equipment

Equipment shall be charged to the Purchaser by the Supplier at actual cost to the Supplier (including sub-contractors or third party costs and any costs of the Supplier) of supplying such Equipment plus a mark up of 25% on the actual costs to be agreed between the Parties in relation to each Order.  In establishing the cost of the Equipment, the Parties shall make reference the to Target Price (as defined below) as the baseline cost as adjusted in accordance with the remainder of this Schedule 3 together with any Order specific adjustments agreed between the Parties

Once the relevant Order is accepted in accordance with Clause 7 the amount so calculated and agreed shall, subject to any adjustment in accordance with Clause 9.8, be the Supplier’s fixed entitlement to payment in respect of the Equipment for such Order  (the “Equipment Cost”) and shall be invoiced monthly to the Purchaser by the Supplier in accordance with Clause 9.7.

Target Price

Without prejudice to the foregoing, the Parties acknowledge the content of the letter reference W2EAscot/MSA1 of event date herewith and signed by WEL for the purpose of identification (the “Target Price Letter”), describing (for the Purchaser’s information) a provisional Target Price for one cBOS™ Gasification Train as at the date of this Agreement (the “Target Price”).  The Target Price shall be adjusted in accordance with Clauses 9.4 and 9.8 and otherwise to reflect any demonstrable change in costs which are outside the control of the Supplier including any increase in materials costs, labour costs, or the costs or sums charged to the Supplier by its  subcontractor’s and suppliers; the cost of changes to the design or specification of the Equipment or any other deviation between the Equipment which is to be provided to the Purchaser under the Order and that described in the Target Price Letter.  The Supplier shall inform the Purchaser on request of the then current Target Price taking such adjustments into account.

Services

The Design Fee above shall be in respect of the Design Services until Delivery.

Up to 60 days of Commissioning Services by the Supplier’s Tiger Team provided the Purchaser pays the Supplier £9000 per week plus expenses.

An annual inspection for £15,000 plus expenses payable by the Purchaser to the Supplier (if such inspection is requested by the Purchaser at its sole discretion)

Other Services which are not Design Services or Commissioning Services may be provided by the Supplier subject to agreement between the Parties on scope and charges.

Software

The charge for Software shall be the Licence Fee for each Train on placement of the Order.

In addition, programming updates may be provided free of charge for first three years from the Commencement Date and thereafter for the sum of £25,000 per annum plus expenses.

Schedule 4

Liquidated Damages

Subject to the maximum amount of liquidated damages in Clause 14.2, liquidated damages for any item of Equipment or Software shall be calculated at a rate of 1 per cent of the Charges (calculated in accordance with Schedule 3) for such item of Equipment or Software only (excluding any Licence Fee and Design Fee and not for those items of Equipment or Software which have been delivered on their Delivery Date or for which the Delivery Date has not been reached) per week of delay.

Schedule 5

Commissioning Test

The commissioning process for the plant has 4 stages followed by trials:

•                  Cold Commissioning — Individual component testing

•                  Hot Commissioning Stage 1 — Sub system testing

•                  Hot Commissioning Stage 2 — Generating steam with gasoil

•                  Hot Commissioning Stage 3 — Acceptance first waste

•                  Waste to Energy Facility Trials

Cold commissioning — Individual component testing

During this stage individual components are tested such as cables, limit switches and connections to in panels and PLC´s.

Hot commissioning stage 1— Sub system testing

During this stage all sub-systems such as fan systems, hydraulic systems and burner functions are test run and communication between these devises and the PLC ensured.  At this stage burners are only run for a very short time just to make sure all connections are properly made and ignition possible.

Hot commissioning stage 2 — Generating steam with Gasoil

At this stage the fans and burners in the Secondary combustion chamber are first commissioned and the air and fuel ratios adjusted for all burner stages.  The secondary air fans will also during that time be commissioned, although some fine tuning will need to be done when waste is processed.

The cBOS™ Gasification Train cannot be tested or run in isolation from the rest of the plant therefore listed below are the system checks and procedures that need to be followed to bring a complete facility into operation.

It is the Purchaser’s responsibility to make sure that the Commissioning Tests can commence and be undertaken at all times. It is the Suppliers responsibility to carry out the test listed below relating to their supplied Equipment only.

Sequence of hot commissioning

Each Party shall carry out the following tests which are marked as their responsibility and confirm completion by signature/initials. Deviations/comments shall be revealed in accordance with table below.

Procedure	Responsibility	Yes/No	Initial	Date

1) Confirm that the boiler plant is filled with demineralised water and is ready to operate.

Confirm that all support systems for the boiler including water make up and chemical dosing are ready and available for use.

Purchaser

2) Confirm that all utilities are available and commissioned and are sufficient for the Commissioning Tests to be undertaken.	Purchaser

3) Confirm that the cooling tower is operating and circulating water to all users.	Purchaser

4) Confirm that the instrumentation in the turbine system which is required to control steam pressure via operation of the steam dump valve is operational.	Purchaser

5) Confirm that the turbine system is appropriately isolated if this is not to be commissioned at this time.	Purchaser

6) Liaise with other third party suppliers for commissioning activities on the boiler system who are responsible for the	Purchaser

Procedure	Responsibility	Yes/No	Initial	Date

commissioning tests on these items and recording the results. Where such tests are conducted before the Commissioning Services, confirm that such tests have been passed.

If chemical boil out is the first activity confirm that all necessary chemicals are charged.

7) Confirm that the boiler system is ready to accept heat before proceeding.	Purchaser

8) Start the ID fan initially in manual mode and then establish pressure control in automatic mode.	W2e

9) Open up guillotine damper and test run under and over air fans of each PGC in manual mode. Then shut down fans and close guillotine damper of each PGC.	W2e

10) Start SCC fans in manual mode, switch over to manual mode and set target temperature close to what the actual measured temperature is in the chamber at that moment, repeat as necessary. After assessing temperature control functionality modify PID control settings as the Supplier considers necessary. Also, set minimum fan speed to 5Hz during normal operation. Upon completion of these initial control settings shut down the SCC fans.

W2e

Procedure	Responsibility	Yes/No	Initial	Date

11) Confirm with W2E that the gasification train and flue gas treatment systems are ready to begin heating before proceeding.	Purchaser

12) Start the baghouse system. On start-up of the baghouse system the following equipment and sub-systems will be started automatically; recirculation and disposal rotary valves on inclined screw conveyor, inclined screw conveyor, two baghouse bottom hoppers screw conveyors (these things are run conditioned in reverse order, i.e. if the rotary valves are not running the screw conveyor cannot start and so on). Further, following items are also started automatically when the baghouse system is started; reverse jet pulsing system, sodium bicarbonate dosing system, PAC dosing system. Speed setting on re-circulation rotary valve has to be set, initial setting 30 Hz. Pulse time and waiting time need to be set, initial setting is pulse time 0.25 sec and waiting time to max. Target setting and minimum settings need to be done for the Bicarbonate and manual dosing setting for PAC control system. Initial settings will be for half the legislative daily averages maximum limits for both HCl and SO2. Minimum settings are to be set at 5Hz. Load 2-3 tonnes of bicarbonate and 200-300 kg of PAC into each baghouse and use full recirculation speed. Start bottom baghouse heater. Run the system for 2 hours. Shutdown and inspect the clean side of the filter for leaks.

W2e

The Parties agree that the Baghouse filter or equivalent for the collection of particulate within the flue gas within WID limits are to be supplied by the Purchaser	Purchaser

Procedure	Responsibility	Yes/No	Initial	Date

13) Commission each PGC burner while having the emergency by-pass damper open and the guillotine damper on each PGC open.  Adjust air/fuel ratio on the burners and test automatic burner control.

Upon completion of commissioning of all PGC burners they are shut down and all guillotine dampers closed.

Following, commission the SCC burners, also with by-pass stack open.  Adjust air/fuel ratio for all stages as necessary, test automatic burner control and adjust initial control settings.  Upon completion of this commissioning procedure, initial warm-up of the boiler can commence.

W2e

14) Continue heating and follow the recommended temperature profile required for final curing of the refractory.

Liaise with Purchaser who will then liaise with other third party suppliers to ensure that the correct profile for the boil out is also followed.

W2e / Purchaser

15) As part of the chemical boil out it will be necessary to stop heating so that the boiler can be drained, cooled and flushed. During this time continue with any tests below that do not require heat, if possible.

W2e / Purchaser

16) Confirm that the chemical boil out is complete.	Purchaser

Procedure	Responsibility	Yes/No	Initial	Date

17) Apply heat and raise steam for statutory boiler tests and steam line blowing. Stop/start heating as requested.	W2e

18) Confirm with the Inspector that all statutory tests are complete and satisfactory.	Purchaser

19) Confirm that all pipe lines that are to be cleaned by steam blowing have been successfully blown.	Purchaser

20) Apply heat to the system and allow tuning of the Waste Heat Recovery Package control loops by varying the heat flow.	W2e / Purchaser

21) Test all the boiler system alarms and trips.	Purchaser

22) Confirm that the basic commissioning of the boiler system is complete. Priority can now be given to the following tests.	Purchaser

The following tests do not necessarily have to be done in the order listed.

Procedure	Responsibility	Yes/No	Initial	Date

23) Confirm correct operation of the condenser and cooling tower system under load. Adjust fan set points as appropriate.	Purchaser

24) Check operation of the PGC burners and controls. Adjust fuel/air ratio as necessary.	W2e

25) Check operation of the PGC air fans and controls. Adjust settings if necessary.	W2e

26) Check operation of the PGC individual stage controls temperature control system.	W2e

27) Check operation of the valves in the crossover ducts when the SCC is at operational temperature and the individual PGC is in the off mode.	W2e

28) The SCC burners and controls will be set up such that the temperature exiting the SCC is maintained at a temperature of not less than 1100°C.

The burners are multi stage burners.  The number of active stages are varied depending on the temperature in the SSC.  The burners will be at maximum when the temperature has dropped 10 degrees below normal operation temperature which is 1120°C.  They will reduce the number of stages as the temperature increases and shut off entirely when the temperature has reached the operation set

W2e

Procedure	Responsibility	Yes/No	Initial	Date

point again.

29) Tune the SCC air fans controller. Assess the minimum speed setting and adjust as necessary. Initial minimum speed setting is 5Hz.	W2e

30) Check operation of the ID fan and control system. Vary the air flows from the PGC and SCC fans and tune the control system to respond to the resulting pressure/flow fluctuations.	W2e

31) Pre-commission the DeNOx system with water, inspect spray. Following commission the DeNOx equipment with maximum dilution urea and water mixture.	W2e

32) Start the Flue gas recirculation fan and establish recirculation. The control system will vary the speed of the fan to be equal to the speed of the systems ID fan.	W2e

33) Check operation of the filter conveyor and solids discharge system under normal operating temperatures.	W2e

34) Confirm correct operation of the oxygen analyser.	Purchaser

Procedure	Responsibility	Yes/No	Initial	Date

35) Confirm correct operation of the CEMS sampling and analysers.	Purchaser

36) Test all interlocks and trips on the PGC and SCC. Append test sheets to this record.	W2e

37) Test all interlocks which open the emergency vent. Append test sheets to this record.	W2e

38) Test all interlocks which set the gasifiers into turn down mode. Append test sheets to this record.	W2e

39) Carry out a full check of the control sequence for each PGC for the Sequential Batch Mode. Gasification Chamber A: Gasification Chamber B: Gasification Chamber C: Gasification Chamber D:	W2e

40) Carry out a full check of the control sequence for each PGC for the Multiple Chamber Operation Mode. Gasification Chamber A: Gasification Chamber B:	W2e

Procedure	Responsibility	Yes/No	Initial	Date

Gasification Chamber C: Gasification Chamber D:

41) Carry out a full check of the control sequence for each PGC for the Single Chamber Operation Mode. Gasification Chamber A: Gasification Chamber B: Gasification Chamber C: Gasification Chamber D:	W2e

42) Confirm the plant is now ready to receive waste.	Purchaser

Waste to Energy Facility Trials - Testing Adjusting and Balancing

The purpose is to finalise to the satisfaction of the Supplier the automatic running of the plant for normal operations where the PGCs will each run through their normal 5 stage cycle; ignition, gasification, carbon reduction, cool down and off.

Schedule 6

Factory Acceptance Test

The Factory Acceptance Tests shall be as specified by the Supplier to meet the Performance Specifications.

Unless otherwise specified by the Supplier, the Factory Acceptance Test will be undertaken by the Supplier in 4 parts:

1. Component Parts

a) No material physical damage

b) Quantity correct

c) Order description matches Equipment and Software Supplied.

2. Weld Inspection

Inspection shall be performed normally by Supplier.

The Supplier shall verify all welding activities, at the applicable stages, are in accordance with applicable weld specifications, procedures and instructions.

Non-destructive Examination

The non-destructive examination techniques used may include:

•                  Ultrasonic examination

•                  Radiographic examination

•                  Magnetic particle inspection

•                  Dye penetrant inspection

•                  Visual examination

3.  Surface Protection

This inspection, as detailed in the applicable tier 3 procedures, includes the inspection of surfaces prior to and after application of the paint or other protective coat.

After preparation and prior to painting, the surfaces shall be clean and free from weld spatter, foreign material, oil and grease and otherwise compatible with applicable paint.

The paint thickness per layer shall be checked by the Supplier where critical and the drying / curing time confirmed to meet the specified requirements.

On completion the final total dry-film-thickness (DFT) shall be checked.

4. Dimensional Inspection

This inspection, as detailed in applicable tier 3 procedures, is to ensure:

a) product conforms to applicable specifications for lengths, straightness and levels as specified by the Supplier.

b) any deviations from acceptance criteria are identified, recorded and the necessary corrective action taken at the earliest possible stage to minimise the effects. Detailed measurements shall be taken during machining, cutting, fabrication and erection of assemblies.

Measuring equipment shall be selected to suit the specific application and shall have a current calibration record to the specified standard.

Provided the Supplier has undertaken the Factory Acceptance Tests, the Supplier shall issue a Factory Acceptance Certificate.

Schedule 7

Purchaser Obligations and Performance Specifications

The Supplier shall only be responsible for meeting the performance specifications for the Equipment and Software supplied by the Supplier.  The Parties acknowledge that the Waste Facility in its entirety, save of the Equipment and Software supplied by the Supplier. is the responsibility of the Purchaser.  The Parties also agree that the Purchaser has certain obligations in relation to the Performance Specification and that the Performance Specifications shall only apply to the Supplier to the extent the Purchaser has met all of its obligations under Part 2 of this Schedule 7.

Part 1:  Performance Specifications

The Supplier shall determine and provide the Purchaser with performance specification for the Equipment and Software supplied in respect of each Order.

Waste Incineration Directive

The Equipment shall, where and to the extent applicable, comply with the EU Waste Incineration Directive (2000/76/EC) save that the Supplier shall have no responsibility for compliance of the Waste Facility  generally with such directive.

Lubrication

Components forming part of the Equipment requiring manual lubrication shall be provided with greasing nipples of an appropriate type as determined by the Supplier and located external to any guards.

Nameplates and Labels

Instruction plates, nameplates and labels shall be provided for the Equipment giving particulars of duty, size, serial number and information for identification and operation.  The information shall be engraved on a 3mm thick laminated white/black/white aluminium or alloy plate with reference letters and numerals not less than 4mm and 8mm high respectively, or as otherwise determined by the Supplier.

Painting Specification

This specification covers the minimum requirements for the surface preparation and painting of Equipment and structural steelwork and identification of non-buried pipelines. Equipment supplied with a “Manufacturers Standard” paint specification, shall be assessed by the

Purchaser to gauge its suitability for the proposed environment. Where the “Manufacturers Standard” paint specification is deemed by the Supplier to be unsuitable for a particular environment it may be enhanced in accordance with this specification. This specification does not relieve the Supplier of the responsibility for complying with any statutory regulations.

Temperature Instruments

The Supplier shall provide temperature instruments in the Gasification Trains.

Part 2: Purchaser’s Obligations

General

The Purchaser shall be responsible for fasteners, fastenings to concrete and masonary, baseplates, setting of equipment, preparation for shipment, material delivery storage and protection, cleaning, structural steel, supports, walkways, platforms, handrails, walkways, stairways, ladders, stanchions, handrails, edge protection, protective treatment, civil/anchor bolts for the Waste Facility including, without limitation, as more particularly described below.

Waste

The Purchaser acknowledges that there are restrictions in the wastes that can be processed, the materials that can be used for construction, operating parameters, by-products that can be created and how they are treated especially gaseous emissions to atmosphere.  The Purchaser shall comply with all handbooks, operating manuals and other instructions from the Supplier in relation to these matters including any requirements relating to the waste characteristics and processing ranges.

Without prejudice to any specific requirements identified by the Supplier, the Purchaser shall ensure that waste for processing is within the following ranges:

		Individual waste range	PGC mixed waste feed range

Total throughput	Tpd	60 (per cBOSTM Gasification Traim)
Net calorific value	Kj/kg	0 to 43000	6000 to 20000
Bulk density	Kg/m3	50 to 1000	80 to 350

Ash Unloading

The Purchaser shall be solely responsible for the design of the ash unloading and conveyor system and for ensuring that it is capable of handling the ash generated from the specific waste or material used by the Purchaser.  Without limitation to the generality of the foregoing, the Purchaser shall ensure that, and shall be responsible for ensuring that:

•                  Large waste items are broken down prior to being added to the gasifiers.

•                  Large waste items that are not combustible are removed from the waste stream.

•                  Large items of dense waste, such as wooden railway sleepers and trees trunks, are shredded on-site prior to being fed into the gasifiers.

Corrosion

The Purchaser shall ensure the prevention of corrosion due to bimetallic corrosion or the close proximity to the Equipment of dissimilar metals.   The Purchaser shall ensure that protection against corrosion through electrolytic action or differences in electrical potential, shall be afforded by electroplating, suitable gaskets, cathodic protection or other effective means.

Protection of Moving Parts

The Purchaser shall ensure that all moving parts accessible to operational personnel are protected and suitably guarded in accordance with a national safety of machine standards. All guards shall facilitate easy removal, by a maximum of two persons, without undue strain. At all times that the Equipment is in operation all guards shall be securely fixed using a fixing method that can only be released with the aid of a special tool, e.g. bolted on guards. Where a suitable electrical power supply is available, guards shall be fitted by the Purchaser with interlocking systems based on the use of limit switches. In the case of hinged guards the switches shall be operated by rotary cams mounted on the hinge axis, and for sliding guards the switches shall be operated by a linear cam. In all cases switches shall be fitted and wired to produce a ‘fail safe’ system. Captive-key interlock systems may be used to ensure that electrical power has been isolated before guards can be removed. The captive key may also be the special tool required to release the guards. The captive key shall be locked in the isolator and shall only be removed by isolating the power supply.

Lubrication

The Purchaser shall be responsible for lubrication. All bearing surfaces shall be properly charged by the Purchaser with grease before the plant is operated and as required during operation.

The Purchaser shall provide a remotely mounted electrically operated lubricator of an appropriate type to serve components, if any (including components of the Equipment), that require continuous lubrication by external mechanical means. The lubrication tubes, if any, shall be of a material suitable for its application and shall not be less than 6mm bore. The tubes shall be securely clipped to the structure and be easily accessible at all times.

Frost Protection

The Purchaser shall ensure that all plant (including the Equipment) is adequately protected against damage from freezing and/or sub-zero temperatures using an approved means of insulation. Where lagging is used, the Purchaser shall ensure that it is suitable for outside installation and completely impervious to all weather and atmospheric conditions on the works.

Electrical/ICA Equipment

GENERAL

Electrical Connection

The Purchaser shall provide a distribution network and substation located at the site.  A switchboard will be supplied by the Purchaser close to this substation, and will include a metered circuit breaker to accommodate the main connection circuit.

A diesel generator will be provided by the Purchaser for emergency power and this will feed a separate panel that will normally be supplied from the mains transformer but will automatically switch to diesel on power failure.

The Purchaser shall provide a suitable supply cable to the MCCs.

Electrical / ICA Equipment

The Purchaser shall provide and be responsible for, without limitation, the following:

•                  Supply, installation and testing of all electric cables.

•                  Supply and installation of all supports for above including tray work, brackets and clips.

•                  Supply and installation of any distribution board suitable where necessary for any hazardous areas.

•                  Supply and installation of any junction boxes.

•                  Supply, installation and pressure testing of pneumatic pipework for any pneumatically operated valves.

•                  Supply and installation of all terminations, including glands, wire markers, shrouds, etc.

•                  Testing of all instrument loops, electrical cables, etc.

•                  Supply and installation of cable labels.

•                  Supply and installation of traffolyte labels for all field instruments, etc.

•                  Supply and installation of supplementary earthing.

•                  Fire stops for all cable egress into switchrooms.

•                  Scaffolding and craneage for erection of electrical equipment /cabling

•                  Supply off CEMS system for each of the 2 streams.

•                  Supply, installation and testing of ESD systems as required by any SIL or safety assessment.

•                  Supply, installation and testing of  MCCs

Secure AC System

The Purchaser shall provide a 400/230v AC, un-interruptible power supply (UPS) system to the satisfaction of the Supplier. The UPS system shall have a suitable a manual control bypass facilities to enable an inverter or static switch to be taken out of service without loss of output.

The inverter shall be fan cooled.

CABLES AND CABLE INSTALLATION

Cables

The Purchaser shall supply and complete all cables required for interconnection of all Equipment and all other parts of the Waste Facility.  Cable cores shall be of copper or aluminium. The insulation shall be either XLPE or PVC.

The Purchaser shall ensure that:

•                  with the exception of selected cables such as cables run in conduit and MICC cables all cables shall be armoured.

•                  Control cables shall be segregated from power cables.

Cable Installation

The Purchaser shall design and provide all major cable/ladder tray routes and supports.  The Purchaser shall ensure that all:

•                  all cables, which are not directly buried or laid in ducts shall be adequately supported.

•                  supports are of adequate strength for the weight of the cable tray, load and span conditions.

•                  cable trays are capable of carrying cables with a maximum deflection of 12mm at any point.

•                  the cable tray and ladder routing does not clash with structural steel, piping, insulation, and equipment does not obstruct access ways.

The Purchaser shall ensure that:

•                  Cable trays are continuously bonded.

•                  Where possible all cables are run above ground.

•                  All brass cable glands are fitted with PVC shrouds.

•                  All cables and cores are terminated and ferruled via a Proprietary identification system. Each cable shall be fitted with approved identification bands at each end.

•                  Cable screens are isolated from earth at the field instrument, are continuous through to the remote I/O panels and earthed only there.

•                  Junction boxes are rated IP65 where used outside and have a minimum rating of IP54 where used indoors.  They shall be made of polypropylene or alternative material suitable for the environment.

EARTHING

The Purchaser shall provide an earthing and equi-potential earthing system generally comprising of earth bars located at various locations around the Plant which shall be earthed via an earth bar in the MCC/Control room back to the MCC.

The Purchaser shall ensure that all electrical consumers, motor casings, columns, steel structures, electrical traywork, etc. shall are connected to the earthing system.

The Purchaser shall provide all main structures with lightning protection by means of copper tape earthed down to earth pits.

LIGHTING/SMALL POWER AND SERVICES

Lighting

The Purchaser shall provide adequate and appropriate operational and emergency lighting. The Purchaser is responsible for the supply and operation of all lighting required to the Supplier’s satisfaction during construction and testing.

Small Power

The Purchaser shall provide appropriate small power and welding sockets. The Purchaser shall provide and is responsible for the supply and operation of all small power required during construction and testing.

Weighing Facilities

The Purchaser is responsible for supplying any process or vehicle weighing equipment necessary for plant operation.

Security/Access

The Purchaser shall provide security monitoring and access systems including intruder cameras, CCTV and electric doors.

Temperature Instruments

The Purchaser shall provide and be responsible for all temperature instruments other than those used in the Gasification Trains.

OUTPUT FLUE GASES

The Purchaser shall treat all flue gases prior to their release to atmosphere.

The Purchaser shall provide a properly sized stack to regulate the flow of flue gases to atmosphere.

The Purchaser will provide the waste heat recovery package to generate steam or superheated steam.

PURCHASER DESIGN

The Purchaser shall be responsible for the design of the operational parameters, plant layout requirements and utilities and chemical requirements all of which shall be subject to the agreement of the Supplier.

TESTING FEED STOCK

The Purchaser shall ensure that there is sufficient waste feed stock of the correct type to enable the tests described in Schedules 5 and 6 or as otherwise identified by the Supplier to be performed by the Supplier.

INTERNET CONNECTION

The Purchaser shall provide a dedicated, uninterrupted internet connection of a suitable specification (including but not limited to sufficient bandwidth as determined by the Supplier in relation to each Order) to enable the Supplier to connect to the control panels referred to in Schedule 2 and to otherwise perform its obligations under this Agreement.